Exhibit 99.1


                    McALLEN HEART HOSPITAL EXPERIENCES RECORD
                            MONTHLY OPERATING RESULTS

                     ALSO SIGNS FIRST MANAGED CARE CONTRACTS


January Highlights:

         Record $3.8 million in net revenue, $1.0 million in EBITDA, $302,000 in pre-tax income
         Average daily census for January was 54
         Signed agreements with PPOs for 30,000 covered lives


Charlotte,   North  Carolina  (February  11  ,  1997)  --  MedCath  Incorporated
(Nasdaq/NM:MCTH) today announced record results for January for McAllen Heart Hospital, McAllen, Texas, the Company's first heart hospital.

         For the month ended January 31, 1997, McAllen Heart Hospital achieved a record $3.8 million in net revenue, $1.0 million in EBITDA, and $302,000 in pre-tax income. Average daily census for January was 54, compared with average daily census of 40 for the first quarter ended December 31, 1996. In addition, the Hospital signed three agreements with Preferred Provider Organizations
(PPOs) which cover 30,000 lives. These agreements are the first managed care contracts signed by the hospital.

         Stephen R. Puckett, president of MedCath said, "We are very pleased with the progress McAllen Heart Hospital is making. The average daily census of 54 and the record net revenue for the month confirms our faith in MedCath's heart hospital concept. We are particularly pleased with the signing of these three managed care contracts which we believe represent the first of many such affiliations with managed care providers. The release of this information relating to McAllen Heart Hospital enables the Company to discuss the hospital's recent financial performance with existing physician partners and prospective physician investors."



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         Statements  contained in this press  release  which are not  historical facts may be  considered  forward-looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Such risks and uncertainties include construction and development risks associated with heart hospitals; operating losses and negative cash flows during the initial operation of heart hospitals; dependence on physician relationships; dependence on long-term
management   contracts;   fluctuations  in  quarterly   operating  results  from
seasonality,   population  shifts,   third-party  payor  mix,  patient  volumes,
operating costs and other factors; dependence on key management; as well as other risks detailed in the Company's filings with the Securities and Exchange Commission.

         MedCath Incorporated is a provider of cardiology and cardiovascular services through the operation of specialized facilities and the management of physician practices. The Company operates one specialty heart hospital and has five additional heart hospitals under development, manages three medical practices comprised of a total of 76 physicians, manages fixed-site cardiac diagnostic and therapeutic centers, and owns and operates mobile cardiac catheterization laboratories serving networks of hospitals.

























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